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                                                                EXHIBIT 11.1


                             ON COMMAND CORPORATION
               STATEMENT REGARDING COMPUTATION OF HISTORICAL AND
                          PRO FORMA PER SHARE EARNINGS
                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

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                                                                                                SIX MONTHS
                                                                 YEAR ENDED DECEMBER 31,       ENDED JUNE 30,
                                                              ---------------------------    -----------------
                                                                1995      1994      1993       1996      1995
                                                              -------    ------    ------    -------     ------

On Command Video -- Historical:
  Net Income..............................................   $  4,902    $3,456    $1,358    $ 1,624     $2,508
                                                              -------    ------    ------    -------     ------
  Redeemable common stock accretion.......................       (641)     (600)     (179)      (323)      (334)
                                                              -------    ------    ------    -------     ------
  Net income applicable to common stockholders............   $  4,261    $2,856    $1,179    $ 1,301     $2,174
                                                              =======    ======    ======    =======     ======
  Weighted average common shares outstanding..............      6,181     4,938     3,500      7,278      5,399
  Weighted average common equivalent shares:
    Redeemable common stock...............................        411       411       199        411        411
    Warrants and options..................................        241       222       197        214        205
  Total shares used in per share calculations.............   $  6,833    $5,571    $3,896    $ 7,903     $6,015
                                                              =======    ======    ======    =======     ======
  Net income per common and equivalent share..............   $   0.62    $ 0.51    $ 0.30    $  0.16     $ 0.36
                                                              =======    ======    ======    =======     ======
On Command Corporation -- Pro Forma:
  Net loss................................................   $(26,638)      --         --    $(8,839)       --
                                                              =======    ======    ======    =======     ======
  Total shares used in per share calculations.............     30,000       --         --     30,000        --
                                                              -------    ------    ------    -------     ------
  Net loss per common and equivalent share................   $   (.79)      --         --    $  (.29)       --
                                                              =======    ======    ======    =======     ======
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